Exhibit 21.1

Subsidiaries of the Registrant*

Subsidiaries	State of Incorporation/Organization
Titan CNG LLC	Delaware
Environmental Alternative Fuels, LLC	Delaware
EVO CNG, LLC (subsidiary of Environmental Alternative Fuels, LLC)	Delaware
Titan El Toro LLC (subsidiary of Titan CNG LLC)	Delaware
Titan Diamond Bar LLC (subsidiary of Titan CNG LLC)	Delaware
Titan Blaine LLC (subsidiary of Titan CNG LLC)	Minnesota

* Each subsidiary is 100% owned, directly or indirectly, by Minn Shares Inc. All subsidiaries are consolidated with Minn Shares Inc. for accounting and financial reporting purposes.